Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, No. 333-59811, No. 333-61214, and No. 333-181167 on Form S-8 and No. 333-47909 on Form S-3 of our report dated March 5, 2013 (June 21, 2013, as to the effects of the correction discussed in Note 1. Significant Accounting Policies, Circulation Delivery Contract Accounting Correction) relating to the consolidated financial statements of The McClatchy Company, and the effectiveness of The McClatchy Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of The McClatchy Company for the year ended December 30, 2012.

/s/ DELOITTE & TOUCHE LLP

Sacramento, California

June 21, 2013